**Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Cadiz Inc. has determined that the information (i) is both not material and (ii) is the type that Cadiz Inc. treats as private or confidential.

AGREEMENT FOR THE DELIVERY OF WATER MADE AVAILABLE BY CADIZ, INC. AND FENNER GAP MUTUAL WATER COMPANY TO PUBLIC WATER SYSTEMS

This Agreement is made this 28th day of February, 2024 ("**Execution Date**") between Cadiz, Inc., a Delaware corporation and its wholly owned subsidiary, Cadiz Real Estate LLC, a Delaware limited liability company (collectively, "**Cadiz**"), Fenner Gap Mutual Water Company, a California nonprofit mutual benefit corporation ("**FGMWC**") and Fontana Water Company, an investor-owned utility ("**FWC**"). Cadiz, FGMWC, and FWC are each individually referred to herein as a "**Party**" and collectively as the "**Parties**."

RECITALS

A. Cadiz Inc. is a public company holding certain water, water rights and storage rights in trust for the benefit of its shareholders. Cadiz Inc., through a wholly-owned subsidiary, Cadiz Real Estate LLC, is also the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County ("**Property**"), most of which overlies the Fenner Valley Aquifer System. Cadiz holds the right to extract on average up to 50,000 acre-feet per year ("**AFY**") of groundwater to be conserved over a 50-year period by the Cadiz Valley Water Conservation, Recovery and Storage Project ("**Water Project**") pursuant to a certified Final Environmental Impact Report ("**Project FEIR**") and Groundwater Management, Monitoring and Mitigation Plan ("**GM3P**") approved by the County of San Bernardino ("**County**"). Cadiz also owns a 30-inch diameter, 220-mile, existing steel pipeline originating at Cadiz with a terminus at Wheeler Ridge ("**Northern Pipeline**").

B. FGMWC is a nonprofit mutual benefit corporation established by Cadiz as a California Mutual Water Company pursuant to California Public Utilities Code §§ 2704 and 2705, authorized to deliver water to its shareholders at its cost, inclusive of water supply, capital, operations, and maintenance. Cadiz will make "**Conserved Water**," as defined below, available to FGMWC as authorized under the GM3P for delivery to FGMWC members. FGMWC will operate and manage the Water Project in coordination with the Fenner Valley Water Authority ("**FVWA**"). FGMWC members will ultimately be comprised of entities that have contracted to receive water from the Water Project and have membership rights in FGMWC.

C. FVWA is a joint powers authority formed through a joint exercise of powers agreement between Santa Margarita Water District ("**SMWD**") and FGMWC. FVWA's purpose is to lease, maintain and eventually own the facilities and associated appurtenances necessary for the conveyance and delivery of water from the Water Project ("**Capital Facilities**") and provide oversight for operation of the Water Project in accordance with the GM3P.

D. FWC is an investor-owned utility regulated by the California Public Utilities Commission ("**CPUC**") and operates a Public Water System providing water service to approximately 48,000 service connections.

E. The County has the discretion to designate public water systems within the geographic boundaries of San Bernardino County to which the County may offer up to 25,000

acre-feet ("**AF**") of water for beneficial use. In addition, on behalf of public water systems in San Bernardino County, the County may designate potential beneficial uses of Conserved Water within San Bernardino County that may seek to acquire Conserved Water from the Water Project on substantially similar terms, including delivery terms to a public water system located outside of San Bernardino County.

F. The Parties now desire to enter into this Agreement to provide the material terms and conditions for the delivery of water made available by Cadiz and FGMWC to FWC, subject to the further exercise of discretion as provided herein and the satisfaction of certain conditions precedent and compliance with all applicable laws, including, but not limited to, the California Environmental Quality Act ("**CEQA**").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for good and valuable consideration herein, the Parties agree as follows:

1. **Definitions**.

The following terms have the following meanings for purposes of this Agreement:

1.1 "**As Delivered Price**" has the meaning assigned thereto in Section 4.3.

1.2 "**Capital Facilities**" has the meaning assigned thereto in Recital C.

1.3 "**Commencement Date**" has the meaning assigned thereto in Section 3.

1.4 "**Conditions Precedent**" has the meaning assigned thereto in Section 9.

1.5 "**Conserved Water**" means groundwater produced and deliverable to end users from the Water Project, on average 50,000 AFY and aggregating 2,500,000 AF of such groundwater cumulatively over the Water Project term.

1.6 "**Conserved Water Costs**" has the meaning assigned thereto in Section 4.1.

1.7 "**Conveyance Costs**" has the meaning assigned thereto in Section 4.2.

1.8 "**Conveyance Facilities**" means those facilities and equipment required to convey Conserved Water to the East Branch through the Northern Pipeline, including a 220-mile, 30" steel pipeline, up to six pump stations, and water treatment facilities. These facilities will be operated by FGMWC or its designee, under the management and oversight of FVWA.

1.9 "**Early Termination**" has the meaning assigned thereto in Section 9.

1.10 "**East Branch**" means the East Branch of the State Water Project.

1.11 "**GM3P**" has the meaning assigned thereto in Recital A.

1.12 "**Northern Pipeline**" has the meaning assigned thereto in Recital A.

1.13 "**Not to Exceed Price**" has the meaning assigned thereto in Section 4.3.

1.14 "**Off-Take Facilities**" means the facilities that distribute Conserved Water from the Northern Pipeline and from the East Branch to FWC. For instance, this includes facilities that enable Project Water to be conveyed through the Northern Pipeline to a point of delivery and thereafter distributed for beneficial use by FWC customers.

1.15 "**O&M**" means operation and maintenance.

1.16 "**Project FEIR**" has the meaning assigned thereto in Recital A.

1.17 "**Property"** has the meaning assigned thereto in Recital A.

1.18 A "**Public Water System**" means FWC and any other provider of retail water service that may, in its complete discretion, elect to acquire Conserved Water from the Water Project (collectively, the "**Public Water Systems**").

1.19 "**Southern Pipeline**" means the 84-inch, 43-mile pipeline to be constructed for the conveyance of Conserved Water to the Colorado River Aqueduct.

1.20 "**SWP**" means the State Water Project.

1.21 "**Target Price**" has the meaning assigned thereto in Section 4.3.

1.22 "**Water Conservation Facilities**" means those facilities located on the Property as contemplated by the GM3P, for the purpose of withdrawing groundwater for reasonable and beneficial use in a manner that curtails the natural evaporation and waste of water from the Bristol and Cadiz Dry Lakes. Water Conservation Facilities include but are not limited to wells, appurtenances, monitoring equipment, mitigation measures, access roads, power and plumbing required to connect and power the well-field to the Northern Pipeline and Southern Pipeline. Water Conservation Facilities do not include facilities that are exclusively installed and operated for the purpose of conveying Conserved Water and stored water for export from the Property.

1.23 "**Water Project**" has the meaning assigned thereto in Recital A.

2. **Delivery of Water to FWC**.

2.1 In coordination with FGMWC, Cadiz will act in accordance with its rights to enable the direct delivery of water to FWC for its beneficial use via exchange with a SWP contractor through the East Branch.

2.2 Cadiz will make available the Northern Pipeline and all appurtenances to the FGMWC for the purpose of conveying Conserved Water to the SWP for use by FWC by direct delivery or exchange.

2.3 FWC is located within the County and may acquire up to 5,000 AFY of rights to Conserved Water. FWC's right to Conserved Water includes the right to receive an equal amount of a substitute supply via exchange.

2.4 To the extent that the method of delivery to FWC includes wheeling, exchanges, storage and physical improvements, the terms and conditions for such action must be satisfactory to FWC, in the exercise of its complete discretion, as a Condition Precedent pursuant to Section 9 below. This means that if FWC determines the proposed method of delivery does not meet its criteria for cost, reliability, or any other reason over the term of the Agreement, it may exit the Agreement as provided in Section 9.

3. **Term and Time Periods.**

3.1 Commencement Date. The Commencement Date of this Agreement shall be the first day that (a) all Conditions Precedent have been satisfied and (b) Conserved Water is first made available for delivery to FWC through the Northern Pipeline..

3.2 Term. The term of this Agreement is forty (40) years beginning on the Commencement Date. To the extent that there is an interruption of supply or an under-delivery compared to the quantity set forth in Section 2, FWC at its sole election may extend the term of the Agreement until the full quantity of the delivery obligation (200,000 AF) is satisfied.

3.3 Extensions of Time. The time periods set forth in this Agreement may be extended by mutual written agreement of Cadiz and FWC, without needing to execute an amendment to the Agreement.

3.4 Early Termination. Any Party shall have the right to terminate upon notice to the other Parties if, within thirty-six (36) months from the Execution Date, all Conditions Precedent have not been satisfied, unless such period is extended by written agreement among the Parties. The thirty-six (36) month period shall be tolled by any litigation that challenges the authorization of the Water Project or the Parties' respective legal authorities to proceed with the Water Project, including actions brought pursuant to CEQA, provided that the tolling of time shall not exceed twelve (12) months without the mutual written agreement among the Parties. Any notice of termination must be delivered, if at all, within six (6) months after the period for satisfying all Conditions Precedent, as it may be tolled, has expired.

4. **Pricing and Payment.**

4.1 Conserved Water Costs. The components of the cost for Conserved Water ("**Conserved Water Costs**") include Cadiz accepting a fixed price responsibility of all cost (including capital and O&M) incurred in managing the conservation, pumping and delivery of water to the Northern Pipeline in compliance with the GM3P. The water supply cost will be subject to an agreed upon annual adjustment pegged to an agreed upon index (e.g., CPI Water and Sewer Index.)

4.2 Conveyance Costs. Capital expenses for the Conveyance Facilities, not covered by grant funding, will be fixed and amortized. Operating expenses for conveyance will be variable, but may be substantially hedged by energy agreements and off-set by grant funding. Capital

expenses and operating expenses for the conveyance of Conserved Water to FWC ("**Conveyance Costs**") may be paid or financed through FGMWC or FVWA and invoiced separately from the Conserved Water. All Conveyance Costs are the responsibility of FWC.

4.3 As Delivered Price. The aggregate sum of Conserved Water Costs and Conveyance Costs will constitute the "**As Delivered Price**." The Parties will exercise good faith to, with the benefit of grant funding along with value engineering, pursue an As Delivered Price of $1,000 per AF for the delivery of Conserved Water to FWC at its Off-Take Facilities from the East Branch ("**Target Price**"). Notwithstanding efforts to achieve the Target Price, costs may require an exceedance of the Target Price, up to a maximum "**Not to Exceed Price**" of $1,650 per AF as an A-Delivered Price for Conserved Water, delivered to FWC at its Off-Take Facilities. The Parties may agree, in their complete discretion and without obligation, to further share in additional costs as may be reasonable and prudent.

4.4 Pay On Availability. FWC shall pay Cadiz for the Conserved Water actually made available for delivery to FWC on the agreed upon schedule through the Northern Pipeline at the Property. FWC is not required to pay for Conserved Water that is not made available by Cadiz.

5. **Loans and Grant Funding**. The Parties agree to jointly seek grant funding to offset capital costs and operating expenses to achieve the Target Price. One hundred percent (100%) of available grant funding will be available to the Public Water Systems, including FGMWC and FVWA, and none to Cadiz. In furtherance of this agreement, the Public Water Systems will agree on a "project description" suitable to secure grant funding and cooperate in making applications for grant funding, supported by broad constituencies. Improvements to local facilities within each Public Water System's service area may be included in the grant applications.

6. **Responsibility for Facilities.**

6.1 Off-Take Facilities. The management of the Off-Take Facilities and local distribution will be the responsibility of FWC and not FGMWC.

6.2 Coordinated Plan. The Public Water Systems may share in a coordinated plan whereby a pipeline extension may be built to [redacted] Whatever capital facilities are required to receive delivery of Project Water from the East Branch shall be a shared cost among the benefitted Public Water Systems.

6.3 Conveyance Facilities. Conveyance Facilities will be operated by FGMWC or its designee, under the management and oversight of FVWA.

6.4 Water Conservation Facilities. Water Conservation Facilities will be owned and operated by Cadiz, under the oversight of FGMWC.

7. **Delivery Options**.

7.1 Direct Delivery Options. Direct delivery of water to FWC will be via the East Branch, through the conveyance of Conserved Water via the Northern Pipeline and exchanged with one or more SWP contractors, including but not limited to Antelope Valley-East Kern Water Agency ("**AVEK**"), Mojave Water Agency ("**MWA**"), and/or Palmdale Water District, in each

entity's complete discretion. The water delivered to FWC pursuant to this Agreement may be either Table A or Article 54 (i.e., non-SWP water), within FWC's discretion. The Parties will exercise good faith to pursue delivery options that offer water supply reliability in dry years, and are consistent with achieving the Target Price and the Not to Exceed Price.

7.2 Exchange Structures. The Parties may select from multiple exchange structures to ensure the availability of water for FWC. In normal and wet years, the Parties may enter into one or more contemporaneous exchange(s) of Conserved Water with one or more SWP contractor(s). To facilitate the availability of water for FWC in dry and critically dry years, the Parties may enter into agreements with one or more SWP contractors providing for the pre-delivery of water to FWC during wet years through designated groundwater banks, including the use of flood waters when available.

7.3 East Branch Conveyance. East Branch conveyance may be achieved within the capacity rights of either [redacted] or Metropolitan Water District of Southern California, or pursuant to applicable law.

8. **Project Management and Responsibilities.**

8.1 Water Conservation. All permits and approvals, if any, to operate under the GM3P will be the responsibility of Cadiz under the oversight of FGMWC and FVWA.

8.2 Conveyance Permitting. FGMWC and FVWA, in coordination with the Public Water Systems, will assume management responsibility for securing required permits for the conveyance of water to the points of delivery.

8.3 Conveyance Environmental Review. FVWA and its managing member, SMWD, are sponsors of the Project FEIR. Whatever additional environmental review may be required for the use of the Northern Pipeline under this Agreement, if any, will be completed by FVWA or SMWD as lead agency, with each Public Water System acting as a "Responsible Agency" for its respective off-take facilities or other entity-specific facilities required to receive a delivery to the Public Water System.

8.4 Negotiation Responsibility. The initial negotiation of SWP exchanges and documentation of agreements will be led by FGMWC on behalf of its putative shareholders. With regard to the Northern Pipeline, these putative shareholder entities will be Public Water Systems, accounting for up to twenty-five thousand (25,000) AFY, with these quantities representing the full annual capacity of the Northern Pipeline.

8.5 Exchanges. FGMWC, in coordination with the Public Water Systems, will pursue the exchanges required to effectuate the purposes of this Agreement.

8.6 Wheeling. To the extent exchanges are insufficient or undesirable, FGMWC will, in coordination with the Public Water Systems, seek wheeling capacity that may be available through AVEK.

8.7 SWP East Branch. FGMWC, in coordination with the Public Water Systems, will pursue reasonable and feasible conveyance opportunities through the East Branch of the SWP.

8.8 Off-Take Facilities. The construction, management and operation of the Off-Take Facilities and local distribution will be the responsibility of FWC and not FGMWC.

8.9 Grant Funding. The Parties will coordinate their efforts through the umbrella of the FGMWC and FVWA in a good faith effort to secure grant funding from state and federal sources.

8.10 Capital Infrastructure and Finance Plan. Prior to the commencement of construction, the Public Water Systems and Cadiz will coordinate their efforts through the umbrella of the FGMWC and FVWA to develop both a Capital Infrastructure and a Financing Plan to account for all planned for construction and improvements to receive the delivery of up to 25,000 AFY in a manner that meets the Conditions Precedent and the requirements of this Agreement.

9. **Conditions Precedent.** Each of the following are express conditions precedent ("Conditions Precedent") to the performance of the Parties' obligations under this Agreement. This means that there is no obligation by FWC to proceed under this Agreement if each of the Conditions Precedent are not met to the satisfaction of FWC and construction of improvements to the Northern Pipeline related to the conveyance of Conserved Water will not create an obligation on the part of FWC. At any time after execution of this Agreement and prior to the commencement of construction, should FWC determine in good faith that satisfying a Condition Precedent is infeasible, it may provide a Notice of Early Termination to Cadiz, upon which it may exit the Agreement without further responsibility. Notice of Early Termination will be provided in accordance Section 19.7 below, setting forth the basis for Early Termination and will be effective thirty (30) days from delivery. In their mutual discretion, the Parties may agree to meet and confer as to the cause of the Early Termination and extend the date. However, in absence of a further agreement, the Notice of Early Termination will be effective, and FWC will have no further obligations under this Agreement. All of these Conditions Precedent must be satisfied to the mutual satisfaction of the Parties or waived in writing by the Parties within thirty-six (36) months from the Execution Date unless such period of time is extended by the Parties in writing:

9.1 Execution of Agreements. Execution of the necessary agreements by the Parties to meet all obligations to make water available to the Public Water Systems by delivery through the East Branch, including but not limited to exchange agreements, wheeling agreements, land acquisitions, easements, and rights of way as may be required;

9.2 Compliance with Laws. Compliance with all applicable laws and prior regulatory approvals for the Water Project, including but not limited to the GM3P, the Project FEIR, CEQA, and the National Environmental Policy Act, to the extent required by law;

9.3 Contractual Agreement for Excess Conveyance Capacity. Obtaining a contractual agreement for the use of excess conveyance capacity in the East Branch sufficient to make a delivery of up to 15,000 AFY to the Public Water Systems on their required schedule;

9.4 Obtaining Funding. Obtaining loans and grant funding, that in the discretion of all Parties, are sufficient to obtain the Conserved Water for the lowest cost reasonable and prudent to deliver Project Water at a cost no greater than the Not to Exceed Price;

9.5 Not to Exceed Price. The Not to Exceed Price of $1,650 for the complete cost of water to FWC;

9.6 Preparation of Capital Improvement and Finance Plans. As provided in Section 8.10 above, completion of a Capital Improvement Plan and a Finance Plan for the conveyance and delivery of up to 5,000 AFY to FWC and 25,000 AFY through the Northern Pipeline; and

9.7 Written Notice of Completion. Cadiz providing written notice of completion to FWC.

9.8 CPUC Approval. Approval by the CPUC for FWC's purchase of Conserved Water on terms that are consistent with this Agreement.

10. **[Reserved]**

11. **Rights to Conserved Water.**

11.1 Water Rights Appurtenant to Cadiz Property. FWC's right to deliveries of Conserved Water shall not result in the transfer of Cadiz' water rights appurtenant to the Property or in the Fenner Valley Aquifer System. The overlying and appropriative right to withdraw 50,000 AFY (on average) and up to 2.5 million AF over a 50-year period, including the right to export to FWC and others, will remain appurtenant to Cadiz' Property.

11.2 Operation Under the GM3P. FGMWC will operate under the GM3P permit, and FWC will have contractual rights to the water it is acquiring over the life of this Agreement and any extensions. The production and conveyance of Conserved Water will be carried out in compliance with the GM3P while meeting the contractual commitments to the Public Water Systems.

12. **Rate of Delivery and Additional Capacity**.

12.1 Steady Delivery. Conserved Water from the Water Project can be delivered at a steady-state rate of delivery over a 12-month period. FWC shall exercise good faith to estimate its preferred monthly schedule of delivery.

12.2 Additional Capacities. To the extent required, additional capacity to meet specific peak period demands would be achieved by several options, including storing water through AVEK and/or MWA groundwater banks, in the Antelope Valley Groundwater Basin, and/or exchanges. In addition, the Northern Pipeline could be operated to deliver up to 30,000 AFY.

13. **Transfers**. FWC has the right to transfer its allocation of Conserved Water on a permanent or temporary (annual) basis to another member of the FGMWC or to another Public Water System designated by FWC, provided that FWC pays the additional incremental cost of the transfer, and the transferee is subject to the same conditions as FWC.

14. **FGMWC Obligations**. FGMWC will deliver water to FWC as a member/shareholder. FGMWC will assume the responsibility for operating in accordance with applicable law, permits and conditions, and will maintain prudent and customary insurance commensurate with the

undertaking, including but not limited to maintaining its status as a "not for profit" entity. The Parties intend that this Agreement, and those entered into to further the purpose of this Agreement, are qualifying contracts that do not dedicate water to a public use or subject FGMWC to regulation by the California Public Utilities Commission.

15. **Improvements Within FWC's Service Area.** FWC assumes responsibility for (i) permitting any additional facilities or improvements within its service area necessary to put the water made available under this Agreement to beneficial use and (ii) the cost of such facilities or improvements from FWC's off-take from the East Branch to the place of beneficial use.

16. **Liability and Indemnification**. Neither Cadiz nor FGMWC nor any affiliate nor any of their respective directors, officers, agents or employees shall be liable for the control, carriage, handling, use, disposal, or distribution of Conserved Water delivered by FGMWC into the Northern Pipeline after such water has passed the points of delivery into the Northern Pipeline established by the rules and regulations of FGMWC; nor for claim of damage of any nature whatsoever, including property damage, personal injury or death, arising out of or connected with the control, carriage, handling, use, disposal or distribution of such water beyond said points of delivery and including attorney fees and other costs of defense in connection therewith. FWC shall indemnify and hold harmless FGMWC, Cadiz, their respective affiliates, and their respective directors, officers, agents and employees from any such damages or claims of damages.

17. **Assignment**. Except as otherwise expressly set forth herein, no Party may assign their rights, responsibilities and obligations hereunder without the consent of all other Parties, which shall not be unreasonably withheld or delayed. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective, permitted successors and assigns.

18. **Amendments**. Except as otherwise provided in this Agreement, this Agreement may only be amended, modified, changed or rescinded in a writing signed by each of the Parties hereto.

19. **Miscellaneous**.

19.1 Interpretation. The provisions of this Agreement should be liberally interpreted to effectuate its purposes. The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against any Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have its counsel review it. Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa. The word "including" means without limitation, and the word "or" is not exclusive. Unless the context otherwise requires, references herein: (i) to Sections and Exhibits mean the Sections of and the Exhibits attached to this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

19.2 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed a part of this Agreement.

19.3 Severability. If any term or provision of this Agreement is illegal, invalid or unenforceable, such term shall be limited to the extent necessary to make it legal and enforceable,

and, if necessary, severed from this Agreement. All other terms and provisions of this Agreement shall remain in full force and effect.

19.4 Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

19.5 Amendment. Unless otherwise stated herein, no amendment of this Agreement shall be effective unless reduced to a writing and subscribed by the Parties.

19.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Should litigation occur, venue shall be in San Bernardino County Superior Court.

19.7 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered: (a) in person; or (b) by Federal Express or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt. Any notice shall be deemed delivered when actually delivered, and such notices shall be addressed as follows:

If to Cadiz:

Cadiz, Inc.
Attn: Chief Executive Officer
550 South Hope Street, Suite 2850
Los Angeles, CA 90017

If to FGMWC:

Fenner Gap Mutual Water Company
Attn: President
550 South Hope Street, Suite 2850
Los Angeles, CA 90017

If to FWC:
Fontana Water Company
Attn: General Manager
Fontana Water Company
15966 Arrow Blvd
Fontana, CA 92335

19.8 Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the Parties and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement is intended to implement, and should be interpreted consistently with, the Project FEIR and the GM3P.

19.9 Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or

misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

19.10 Dispute Resolution. The Parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the Parties. Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS. If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, any Party may request JAMS to appoint a single, neutral arbitrator. The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of the selection of the arbitrator. In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California. All discovery shall be governed by the California Code of Civil Procedure with all applicable time periods for notice and scheduling provided therein being reduced by one-half. The arbitrator may establish other discovery limitations or rules. The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages. The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and any Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The losing Party shall pay all costs and expenses of the arbitration; provided, however, if no Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

[*Signature Follow on Next Page*]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by authorized officials thereof on the dates indicated below.

Dated: 2/28/2024 | 11:13 AM PST

CADIZ, INC.

By: DocuSigned by: 74DB90F4BB1B410...
Title: Susan P. Kennedy, Chair of the Board

APPROVED AS TO FORM

By: DocuSigned by: Jessica Diaz 6D971CC78B93406...
Title: Jessica Diaz, Counsel

Dated: 2/28/2024 | 11:13 AM PST

FENNER GAP MUTUAL WATER COMPANY

By: DocuSigned by: 74DB90F4BB1B410...
Title: Susan P. Kennedy, President

APPROVED AS TO FORM

By: DocuSigned by: Jessica Diaz 6D971CC78B93406...
Title: Jessica Diaz, Counsel

Dated: 2/28/2024 | 3:35 PM PST

FONTANA WATER COMPANY

By: DocuSigned by: Martin E. Zvirbulis, 8A7A5C693024492...
Title: Martin E. Zvirbulis, General Manager

APPROVED AS TO FORM

By: DocuSigned by: Alejandro Reyes 0B084D535CD240F...
Title: Alejandro R. Reyes, General Counsel